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                                                                    EXHIBIT 11.1

                    UNITED PAYORS & UNITED PROVIDERS, INC.
                   COMPUTATION OF EARNINGS PER COMMON SHARE
                                  (Unaudited)

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                                                                     Years Ended December 31,
                                                                  1996                       1995
                                                             --------------              ------------
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                                           PRIMARY

Net income (loss)                                               $10,645,799                 $(710,641)
                                                             ==============              ============

Weighted average number of common shares outstanding:
   Shares outstanding from beginning of period                    8,800,000                 8,800,000
   Initial public offering                                        1,327,870                         -
   Other issuances of common stock                                    2,789                         -
   Purchases of treasury stock                                       (5,060)                        -
   Common stock equivalents:
Additional equivalent shares issuable from assumed
   exercise of common stock options                                     100                         -
                                                             --------------              ------------

Weighted average common and common share equivalent              10,125,699                 8,800,000
                                                             ==============              ============

Net income (loss) per common share                                    $1.05                    ($0.08)
                                                             ==============              ============

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Vote: The computation of fully diluted earnings per share has not been presented as the resultant earnings per common share ($1.06) would reflect the antidilutive effect of the respective stock options and warrants in the computation, principally due to the exercise price of the options and warrants being in excess of the market price of the Company's common stock.